EX99.23(a)(4)(C)

                         ARTICLES OF AMENDMENT
                                   TO
                        ARTICLES OF INCORPORATION
                                   OF
                    UMB TAX-FREE MONEY MARKET FUND, INC.


        UMB TAX-FREE MONEY MARKET FUND, INC., (the "Corporation"), a Maryland corporation having its principal office in Baltimore, Maryland, hereby certifies, in accordance with Section 2-605 of the Maryland General Corporation Law, to the State Department of
Assessments and Taxation of Maryland that:

        ONE:    Article SECOND of the Articles of
Incorporation of the Corporation is hereby amended to change the name of the Corporation to SCOUT TAX-FREE MONEY MARKET FUND, INC.

        TWO:    The Board of Directors of the Corporation on
February 28, 1995, duly adopted the foregoing amendment to Article SECOND of the Articles of Incorporation of said corporation.

        IN WITNESS WHEREOF, UMB TAX-FREE MONEY MARKET FUND, INC., has caused these Articles of Amendment to be signed by its President and attested by its Secretary on April 25, 1995.

                                    UMB TAX-FREE MONEY MARKET FUND, INC.
Attest: /s/Martin A. Cramer             By: /s/Larry D. Armel
        Martin A. Cramer                   Larry D. Armel


The Undersigned, Larry D. Armel, President of UMB Tax-Free Income Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                        /s/Larry D. Armel
                                        Larry D Armel, President